Exhibit 21.1

Subsidiaries of Registrant

Name	Jurisdiction
K12 Management Inc.	Delaware
K12 Services Inc.	Delaware
LearnBop, LLC.	Delaware
Stride Learning, Inc.	Delaware
K12 International Holdings B.V.	Netherlands

Subsidiaries of K12 Management Inc.

Name	Jurisdiction
Disguise the Learning, Inc.	Tennessee
K12 Virtual Schools L.L.C.	Delaware
K12 Classroom L.L.C.	Delaware
K12 California L.L.C.	Delaware
K12 Florida L.L.C.	Delaware
K12 Tutoring, Inc.	Delaware
K12 Washington L.L.C.	Delaware
Big Universe, Inc.	Virginia
Middlebury Interactive Languages LLC	Delaware
Onsite Technology Solutions, LLC	Delaware
Galvanize Inc.	Delaware
Fuel Education LLC	Delaware
MedCerts LLC	Delaware
Modern Teacher LLC	Delaware
Stride Enrichment Programs, Inc.	Delaware
Stride eSports, Inc.	Delaware
Stride Learning Hub, Inc.	Delaware
Stride Teaching Intelligence, Inc.	Delaware
Stride Learning Intelligence, Inc.	Delaware
Stride Professional Development Platform, Inc.	Delaware
Road2Teach, Inc	Delaware
Tallo LLC	Delaware

Subsidiaries of K12 International Holdings B.V.

Name	Jurisdiction
K12 International GmbH	Switzerland
K12 Education (UK) Ltd.	United Kingdom

Subsidiaries of Galvanize Inc.

Name	Jurisdiction
Gather Denver, LLC	Colorado
Hack Reactor, LLC	Delaware
Makersquare, LLC	Delaware
Tech Elevator, Inc.	Delaware